Exhibit 10.1
AGREEMENT
This Agreement (“Agreement”) is made by and between Charles F. Kessler (“EMPLOYEE”) and ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation with its principal place of business in New Albany, Ohio, which, together with its subsidiaries and affiliates, are collectively referred to herein as the “Company.”
WHEREAS, Employee has been employed by the Company since on or about September 6, 1994, and as an officer since on or about May 12, 2003;
WHEREAS, the parties acknowledge it is in their individual and mutual best interests for Employee to separate from employment as an officer of the Company; and
WHEREAS, the parties wish to define the terms and conditions of Employee’s separation from employment with the Company;
NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:
1.	Transition Period and Separation Date. The Company and Employee agree that Employee shall separate from service with the Company on July 31, 2010 (“Separation Date”). The period between January 22, 2010 and the Separation Date shall be known as the Transition Period. During the Transition Period, Employee will continue to be employed by the Company and shall make himself available, upon the reasonable request of the Company, to respond to or assist with any issues that arise relating to the transition of his duties within the Company. On the Separation Date, Employee’s employment with the Company and all further compensation, remuneration, bonuses, and eligibility of Employee under Company benefit plans shall terminate, and Employee shall not be entitled to receive any further payments or benefits of any kind from the Company except as otherwise provided in this Agreement or by applicable law.
Employee shall not engage in any other employment activities during the Transition Period. If Employee commences employment during the Transition Period, Employee’s Separation Date shall be the date on which the new employment commenced and commencement of such new employment, provided it does not breach Paragraph 5(d) of this Agreement, shall not be deemed to be a breach of this Agreement.

2.	Resignation from Board of Directors and Other Positions. As of January 22, 2010, Employee hereby resigns (i) from any position he may hold on the Company’s Board of Directors and (ii) as a director, trustee, officer, managing member and/or member, and from any and all other positions of any kind or type whatsoever, with the Company and all of its subsidiaries and affiliates. Employee agrees to sign any and all separate letters of resignation and all other documents as requested by the Company to effectuate his resignation from all other positions he holds within any subsidiary or affiliate of the Company. After the signing of this Agreement, should the Company determine that any additional documents are necessary for the resignation of the Employee from his positions or to effectuate any transfer of authority, Employee agrees to execute said documents and return the original signed documents promptly to Jim Bierbower at 6301 Fitch Path, New Albany, Ohio 43054, as well as by fax to (614) 283-8050.
3.	Effective Date: For the purposes of this Agreement, the Effective Date of this Agreement shall be the date the Agreement is signed by Employee.
4.	Consideration: The Company will provide to Employee the following (all hereinafter referred to collectively as the “Consideration”):
a.	Transition Period: During the Transition Period, Employee shall continue to receive his base salary, less applicable taxes. Employee shall continue to be eligible for his current level of benefits during the Transition Period, including, without limitation, continued participation in the Qualified Savings and Retirement Plan and vesting of his equity and/or long-term incentive awards.
b.	Severance. Employee shall receive the equivalent of twelve (12) months base salary in the amount of Eight Hundred Sixteen Thousand and 00/100 dollars ($816,000.00), less applicable taxes and withholdings. This amount will be payable in twenty-six (26) bi-weekly installments on each regularly scheduled pay period of the Company beginning on the first regularly scheduled pay period after the Separation Date.
c.	Incentive Compensation Bonus. The Company shall pay Employee an amount equal to the Incentive Compensation bonus for the period August 1, 2009 through January 31, 2010, determined on the same basis as other similarly situated executives of the Company based on the Company’s performance for the applicable six month period, less applicable taxes. Said Incentive Compensation Bonus shall be paid at such time as Incentive Compensation bonuses are paid to executives. Employee shall not be eligible for the Incentive Compensation bonus covering the period February 1, 2010 through July 31, 2010.
d.	Equity Compensation. Except as otherwise provided in paragraph 5, Employee’s outstanding stock options, restricted stock units and stock-settled stock appreciation rights shall continue to be governed by the terms and conditions of the stock plans pursuant to which they were granted and any agreements evidencing Employee’s grants of stock option, restricted stock units and stock-settled stock appreciation rights. Any unvested stock options, restricted stock units and stock-settled stock appreciation rights that do not vest during the Transition Period shall be forfeited by Employee. The Parties acknowledge and agree that Employee has three (3) months from the Separation Date by which to exercise his vested options and stock-settled stock appreciation rights.

e.	Medical Insurance. The Company shall pay Employee the equivalent of twelve (12) months of health care and dental care continuation for individual coverage in the amount of Two Thousand Six Hundred and 04/100 dollars ($2,600.04), less applicable taxes, payable to Employee in one lump sum upon the next regularly scheduled pay period after the Separation Date. Employee will be responsible for electing COBRA or other health care and/or dental care coverage and for paying 100% of the cost for such coverage.
f.	Vacation. Employee shall be required to use all of his 2010 vacation entitlement during the Transition Period and shall not be entitled to payment for any vacation upon his Separation Date.
g.	Employment Related Expenses. Subject to the Company’s Travel and Expense Policy, any unreimbursed employment related expenses incurred by Employee prior to the commencement of the Transition Period shall be submitted by Employee for payment on or before February 27, 2010. Prior to incurring any Employment Related Expenses during the Transition Period, Employee must obtain the authorization of Jim Bierbower, Senior Vice President, Human Resources. Employee will not be reimbursed for expenses incurred during the Transition Period that were not authorized in advance by Mr. Bierbower.
h.	Qualified Savings and Retirement Plan. Employee shall be entitled to determine the desired treatment of the balance contained in his tax-qualified Savings and Retirement Plan according to the terms and conditions set forth in the plan. The Company confirms that Employee’s balance (including any Company contributions) in the tax-qualified Savings and Retirement Plan is fully vested;
i.	Non-Qualified Savings Plan. Employee shall be entitled to payment of the balance in his Non-Qualified Savings Plan according to the instructions previously provided for such payment. Notwithstanding the foregoing, no payment of any post 2004 contributions shall be made prior to the six month anniversary of the Separation Date. The Company confirms that Employee will be credited with the Company’s matching contribution and retirement credits for 2009 and that Employee’s balance (including any Company contributions) in the Non-Qualified Savings Plan is, or will be, fully vested;

j.	Life Insurance. Employee shall have the right to convert his existing life insurance coverage to an individual policy according to the terms set forth by the insurer. Employee shall pay the full cost of any such policy. Employee must apply for such conversion within 31 days of his Separation Date;
k.	Outplacement. The Company will provide Employee with outplacement services under the Executive Package through Lee Hecht Harrison up to a maximum total of $5,500.00. The cost of the services up to the maximum total will be paid directly by the Company. Any services and costs incurred above the maximum total shall be billed directly to and paid by Employee. Employee may begin using the outplacement services on the Effective Date.
l.	Indemnification/D&O Insurance. Employee shall continue to be entitled to indemnification (and advancement of expenses) as an officer of the Company through the Separation Date, and to continued coverage under any applicable directors’ and officers’ liability insurance policies through the Separation Date and until such time as suits can no longer be brought against Employee as a matter of law.
m.	No Mitigation/No Offset. None of the benefits or payments in Paragraphs 4(b) — 4(l) will be terminated or diminished, or subject to forfeiture or offset by the Company if Employee should accept or commence other employment, whether during or after the Transition Period, except as expressly provided in Section 5(e) of this Agreement.
5.	Employee Covenants
a.	Notification of Subsequent Employment. In the event Employee obtains new employment after the Effective Date of this Agreement, Employee shall notify the Company in writing within five (5) business days of acceptance of the new employment. Said notification must include the name of Employee’s new Employer and the date on which Employee’s employment with the new employer will commence, Notification shall be sent to Jim Bierbower at 6301 Fitch Path, New Albany, Ohio 43054. Employee’s Separation Date shall be the earlier of the date on which he commences new employment or July 31, 2010.

b.	Non-Disclosure and Non-Use. Employee shall not, without the written authorization of the Chairman and Chief Executive Officer (“CEO”) of the Company, use (except for the benefit of the Company) any Confidential and Trade Secret Information relating to the Company. Employee shall hold in strictest confidence and shall not, without the written authorization of the Chairman and CEO of the Company, disclose to anyone, other than directors, officers, employees and counsel of the Company in furtherance of the business of the Company, any Confidential and Trade Secret Information relating to the Company. For purposes of this Agreement, Confidential and Trade Secret information includes: the general or specific nature of any concept in development, the business plan or development schedule of any concept, vendor, merchant or customer lists or other processes, know-how, designs, formulas, methods, software, improvements, technology, new products, marketing and selling plans, business plans, development schedules, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and information regarding the skills, compensation or duties of employees, independent contractors or consultants of the Company and any other information about the Company that is proprietary or confidential. Notwithstanding the foregoing, nothing herein shall prevent Employee from disclosing Confidential and Trade Secret Information to the extent required by law or by any court or regulatory authority having actual or apparent authority to require such disclosure or in connection with any litigation or arbitration involving this Agreement.

The restrictions set forth in this Section shall not apply to information that is or becomes generally available to the public or known within the Company’s trade or industry (other than as a result of its wrongful disclosure by Employee), or information received on a non-confidential basis from sources other than the Company who are not in violation of a confidentiality agreement with the Company. This confidentiality covenant has no temporal, geographical or territorial restriction.

Employee further represents and agrees that up to and after the Separation Date he is obligated to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding trading shares and/or exercising options related to the Company’s stock. Employee acknowledges that the Company has not provided opinions or legal advice to him regarding his obligations in this respect and that it is Employee’s responsibility to seek independent legal advice with respect to any stock or option transaction. To assist Employee with his obligation to comply with the rules and regulations of the SEC, on or prior to the Effective Date, the Company shall provide Employee with an up-to-date copy of the Company’s 2010 fiscal calendar stock trading window and shall provide Employee with any material updates to such window information through the 90th day following the Separation Date.

c.	Non-Disparagement and Cooperation. Neither Employee nor any officer, director or other authorized spokesperson of the Company shall intentionally state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in its/his market and community at large. Employee shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of Employee. If at any time Employee should be required to cooperate with the Company pursuant to this Section, the Company agrees to promptly reimburse Employee for reasonable costs and expenses incurred as a result thereof. Employee agrees that he will not speak or communicate with any party or representative of any party, who is known to Employee to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless Employee receives the written consent of the Company to do so, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Nothing herein shall prevent Employee from pursuing any claim in connection with enforcing or defending his rights or obligations under this Agreement.
d.	Non-Competition. During the Transition Period and for the twelve (12) month period following the Separation Date (the “Non-Competition Period”), Employee shall not, directly or indirectly, without the prior written consent of the CEO, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any entity listed on Appendix A attached to this Agreement, and any of their current or future divisions, subsidiaries and affiliates (both majority and minority owned), even if said division, subsidiary or affiliate becomes unrelated to the entity on Appendix A at some future date (“Competing Entity”); provided, however, that the “beneficial ownership” by Employee, either individually or by a “group” of which Employees are members as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of less than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this Section 5. Notwithstanding the foregoing, if Employee owns, manages, operates, joins, controls, is employed by, consults with or participates in the ownership, management or control of, or is connected with (each an “Activity”), any entity which as of the date of such Activity Employee does not have knowledge that such entity will become a future division, subsidiary or affiliate of a Competing Entity, then such Activity shall not be deemed to be a breach by Employee of this paragraph. The provisions contained in this paragraph 4(d) shall supersede any previous non-competition agreements between the Parties.

e.	Non-Solicitation. During the Transition Period and for the twenty-four (24) month period following the Separation Date (“Non-Solicitation Period”), Employee shall not directly or cause any other person or entity to, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who as of the Separation Date was a customer or supplier of the Company or as of the Separation Date otherwise had a business relationship with the Company of which Employee had knowledge. During the Non-Solicitation Period, Employee shall not hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any person who is employed at the time of such alleged activity by Employee, or was employed at any time during the six (6) month period prior thereto, as an employee, contractor or consultant of the Company. For the avoidance of doubt, nothing herein shall prevent any entity for whom Employee is providing services to, or has an ownership interest in, from engaging in any activity which Employee is prohibited from engaging in under this Paragraph 5(e) as long as Employee has not, directly or indirectly, assisted such entity in connection with such activity. The provisions contained in this paragraph 4(e) shall supersede any previous non-solicitation agreements between the Parties.
f.	Remedies. Employee agrees that any breach of the terms of Paragraphs 5(b) through 5(e) of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Employee agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and threatened breach and/or continued breach by Employee and/or any and all persons and/or entities acting for and/or with Employee, and without having to prove damages and to all costs and expenses incurred by the Company in seeking to enforce its rights under this Agreement. These remedies are in addition to any other remedies to which the Company may be entitled at law or in equity. Employee agrees that the covenants of Employee contained herein are reasonable and the Company would not have entered into this Agreement but for the inclusion of such covenants. Without limitation on the foregoing, the Company may cancel or recover from Employee, and Employee shall repay promptly and forfeit, the payments and consideration provided Employee in Paragraph 4 in the event that he materially violates the covenants contained in Paragraphs 5 (b) through (e); provided that no forfeiture or repayment shall apply unless the Company has provided Employee with written notice of the events giving rise to such alleged breach and, where applicable, no less than twenty (20) days following receipt of such notice to cure such alleged breach (and if Employee cures such alleged breach, no forfeiture or repayment shall apply). The existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Agreement; provided, however that this Paragraph shall not, in and of itself, preclude Employee from defending himself against the enforceability of the covenants and agreements of this Agreement.

6.	Release of All Claims. Employee does hereby for himself and for each of his past, present and future heirs, administrators, executors, representatives, agents, attorneys, assigns and all others claiming by or through him or them, forever release and discharge the Company, and its past, present and future shareholders, representatives, agents, servants, parents, subsidiaries, affiliates, divisions, officers, directors, employees, insurers, successors, predecessors, administrators, attorneys, assigns and all others claiming by or through them (hereinafter “the Released Parties”) from any and all charges, claims, demands, judgments, actions, causes of action, damages, debts, agreements, remedies, promises, suits, losses, obligations, expenses, costs, attorneys’ fees, liabilities and claims for relief of every kind and nature, whether matured or unmatured, known or unknown, direct or indirect, foreseen or unforeseen, vested or contingent, in law, equity or otherwise, under any federal or state statute or common law, which Employee has ever had, now has, or may have in the future, against any of the Released Parties for or on account of any matter, cause or thing whatsoever that was or could have been asserted or that occurred prior to the date of Employee signing this Agreement. This release shall include without limitation all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Ohio Civil Rights Act, any claim for unpaid wages, and any other federal and state civil rights laws or laws relating to employment. The parties exclude from Employee’s release all obligations expressly created or preserved by this Agreement, all rights Employee would have absent this Agreement in restricted shares or stock options he currently owns, including all rights to exercise such options subsequent to the Separation Date, and all funds and rights Employee has in any pension, 401(K), non-qualified plan or similar plan and any right Employee has to be indemnified (or advanced expenses) under the Company’s or any affiliate’s corporate documents, or if greater, under applicable law and to be covered under any applicable directors’ and officers’ liability insurance policies (collectively referred to as “unreleased rights”). Any unreleased rights of Employee shall be subject to the procedures, requirements, limitations, conditions and/or prerequisites set forth in any plan governing said rights.

The Company does hereby, on behalf of itself and its agents, parents, subsidiaries, affiliates, divisions, officers, directors, employees, predecessors, successors and assigns, forever release, requite, and discharge Employee and his heirs, administrators, executors, agents and assigns (“Employee Released Parties”), from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which the Company ever had, now has, or may hereafter have against Employee for or on account of any matter, cause or thing whatsoever which has occurred prior to the Effective Date.
7.	Complete and Absolute Defense. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties or Employee Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.
8.	Non-Admission. It is understood that this Agreement is, among other things, an accommodation of the desires of each party, and the above-mentioned payments and covenants are not, and should not be construed as, an admission or acknowledgment by either party of any liability whatsoever to the other party or any other person or entity.
9.	Return of Property. Employee agrees that he shall immediately return to the Company all Company documents and property in his possession or control including, but not limited to, personal computer(s) and all software, security keys and badges, price lists, supplier and customer lists, employee lists, including compensation, salary and benefit information, files, reports, all correspondence both internal and external (memo’s, letters, quotes, etc.), business plans, budgets, designs, and any and all other property of the Company; and the Company shall promptly return to Employee his personal property and files.

10.	Tax Matters. Employee agrees that he shall be exclusively liable for payment of any and all taxes due by him in connection with the Severance and agrees to indemnify the Company for any liability incurred because of Employee’s failure to pay such taxes, assessments, reimbursements, or penalties, which may be assessed by any taxing authority in connection with any payments made pursuant to this Agreement (provided that in no event shall this indemnification apply to the Company’s (or any affiliate’s) withholding obligations). Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that it is the intention that any payments or benefits provided under this Agreement comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended and any regulations or guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted accordingly. Each payment during the Transition Period and the severance period shall be deemed to be a separate payment for purposes of Section 409A. Any payments hereunder which qualify for the “short-term deferral” exception or any other exception, including the “separation pay exception,” under Section 409A shall be paid under the applicable exception (“409A Exceptions”). In the event that Employee is a “specified employee” of the Company (as defined in Section 409A) at the time of Employee’s separation from service (as determined in accordance with Section 409A) and if any portion of the payments or benefits to be received by Employee under this agreement upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Employee under the Section 409A Exceptions without his incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable and benefits that otherwise would be provided to Employee pursuant to this Agreement, in each case during the six-month period immediately following Employee’s separation from service will instead be paid or made available to Employee on the first day of the seventh month following the date of Employee’s separation from service. In addition, any reimbursement or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) no right to reimbursement or in kind benefits is subject to liquidation or exchange for another benefit.
11.	Knowing and Voluntary Execution. Each of the parties hereto further states and represents that he or it has carefully read the foregoing Agreement and knows the contents thereof, and that he or it has executed the same as his or its own free act and deed. Employee further acknowledges that he has been and is hereby advised to consult with an attorney concerning this Agreement and that he had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Employee also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.
12.	Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement shall be valid and have the same force and effect as the originally-executed Agreement.
13.	Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of Ohio. Any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement shall be brought and tried only in the Court of Common Pleas, Franklin County, Ohio.

14.	Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company.
15.	Assignability. Employee’s obligations and agreements under this Agreement shall be binding on the Employee’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may, at any time, assign this Agreement or any of its rights or obligations arising hereunder to any party so long as said party expressly agrees to undertake and assume the obligations of the Company under this Agreement. In the event Employee shall die while any payment, benefit or entitlement under paragraphs 4(b) or 4(c) is due to him hereunder, such payment, benefit or entitlement shall be paid to his estate. All other payments, benefits or entitlements shall be paid in accordance with the beneficiary elections Employee has made.
16.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned has hereto set his hand this 28th day of January, 2010.

WITNESSED:

/s/ Colleen Westbrook	/s/ Charles F. Kessler

Colleen Westbrook	Charles F. Kessler

IN WITNESS WHEREOF, the undersigned has hereto set its hand this 28th day of January, 2010.

WITNESSED:	ABERCROMBIE & FITCH MANAGEMENT CO.

/s/ Ronald A. Robins, Jr.	/s/ David S. Cupps

Ronald A. Robins, Jr.	David S. Cupps

Sr. Vice President, General Counsel and Secretary

Appendix A
(all current and future* subsidiaries, divisions and affiliates of the entities below)

American Eagle Outfitters, Inc.	Gap, Inc.
J. Crew Group, Inc.	Pacific Sunwear of California, Inc.
Urban Outfitters, Inc.	Aeropostale, Inc.
Polo Ralph Lauren Corporation	Jack Wills, Ltd.
Superdry	Levi Strauss & Co.
Limited Brands
(including Victoria’s Secret)

*	“future” to be interpreted in accordance with Paragraph 5(d) of this Agreement.

14